PricewaterhouseCoopers LLP Chartered Accountants PricewaterhouseCoopers Place 250 Howe Street, Suite 700 Vancouver, British Columbia Canada V6C 3S7 Telephone +1 604 806 7000 Facsimile +1 604 806 7806

Report of Independent Auditors

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2008 relating to the consolidated financial statements, which appears in the 2007 Annual Report to Shareholders, which is incorporated by reference in Thompson Creek Metals Company Inc.’s Annual Report on Form 40-F for the year ended December 31, 2007.

(signed) PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, British Columbia

August 27, 2008

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